Exhibit 99

FOR IMMEDIATE RELEASE
CONTACT:        Debbie Koopman
                (630) 769-2596
                Debbie_Koopman@spgl.com


The Spiegel Group Provides Update on Business Developments

DOWNERS GROVE, Ill. - April 19, 2002 - The Spiegel Group (Spiegel, Inc.)today provided an update regarding the status of several business initiatives. Commenting on its efforts to sell its credit card operations the company stated that the process is ongoing and discussions with interested parties are at various stages. The company also stated that based on a more current market valuation, the company now expects the loss on disposition of this business to be higher than previously estimated. The change in the loss on disposition will result in lower earnings for the 2001 fiscal year than were previously reported. The 2001 earnings change will be reflected in the company's Form 10-K, which has not yet been filed.

On April 10, 2002, MBIA Insurance Corporation (MBIA) declared a "Pay Out Event" under two of the company's asset-backed securities offerings involving credit card receivables originated by FCNB, for which MBIA insures the payments to noteholders and The Bank of New York acts as indenture trustee. The company today announced that it and its special-purpose bank subsidiary, First Consumers National Bank (FCNB), filed suit and obtained a temporary restraining order against MBIA and The Bank of New York on April 11, 2002, in New York State court. The order prevents MBIA from seeking to enforce a "Pay Out Event." The company believes that no "Pay Out Event" has occurred as defined under the securitization documents. A "Pay Out Event" would divert excess cash flow of approximately $20 million monthly to repay noteholders. The temporary restraining order will remain in place until early May, when a hearing will take place at which the company will seek a preliminary injunction. The company and MBIA have entered into a stipulation agreeing to postpone a hearing for a preliminary injunction, pending discussions with MBIA regarding the "Pay Out Event."

The company also stated that its bank is engaged in discussions with the Office of the Comptroller of the Currency, the bank's primary federal regulator. These discussions relate to the timing for the previously announced disposition of the bank, and the terms and conditions under which the Bank will operate during this period, including with respect to capital, liquidity, product offering, transactions with affiliates, and growth.

The company is continuing to work closely with its bank group to restructure its credit facilities. The company had previously announced that it expected to reach an agreement with its lenders by mid-April. However, due to the developments discussed above, negotiations with the bank group will extend beyond that time. Meanwhile, the company continues to rely on liquidity support provided through its majority shareholder. The funding provided to date from this source is approximately $160 million.

In addition, due to these outstanding business developments, the company has not filed its Form 10-K for the 2001 fiscal year. Consequently, the company received a Nasdaq Staff Determination on April 17, 2002. The Staff Determination indicates that the company has not complied with Marketplace Rule 4310(c)(14) by not filing its Form 10-K for the fiscal year ended December 29, 2001. Filing of a Form 10-K is required for continued listing of the company's securities.

In accordance with Nasdaq procedures, Spiegel, Inc. is requesting a hearing with the Nasdaq Listing Qualifications Panel (Panel) to review the Staff Determination. The company's request for a hearing will stay the delisting of the company's securities pending the Panel's decision. The company stated that it expects to file its Form 10-K before Nasdaq is required to take any further action to delist the company's stock.

As a result of the company's filing delinquency, Nasdaq changed the trading symbol for the company's securities from SPGLA to SPGLE at the opening of business on April 19, 2002.

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon Spiegel, Inc.'s current expectations and assumptions. Words such as "expect," "plan," "believe," "anticipate," and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Potential risks and uncertainties include, but are not limited to, factors such as the financial strength and performance of the retail and direct marketing industry, the company's ability to sell its credit card business and restructure its credit facilities, changes in consumer spending patterns, dependence on the securitization of accounts receivable to fund operations, state and federal banking laws and regulations, risks associated with collections on the company's credit card portfolio, interest rate fluctuations, postal rate increases, paper and printing costs, the success of planned merchandising, advertising, marketing and promotional campaigns, and other factors that may be described in the company's filings with the Securities and Exchange Commission.

The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, 580 specialty retail and outlet stores and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News, Spiegel and First Consumers National Bank. The company's Class A Non-Voting Common Stock trades on the Nasdaq National Market System under the ticker symbol: SPGLA, now
SPGLE. Investor relations information is available on The Spiegel Group Web site http://www.thespiegelgroup.com.